EXHIBIT 4.2


                          AMENDMENT TO RIGHTS AGREEMENT


         AMENDMENT dated as of December 16, 1999 (this "Amendment"), to the RIGHTS AGREEMENT dated as of November 15, 1994 (the "Agreement"), between NBT Bancorp Inc., a Delaware corporation (the "Company"), and American Stock Transfer Trust Company (the "Rights Agent").

         WHEREAS, the Company and the Agent have entered into the Agreement at the direction of the Company; and

         WHEREAS, the Company has directed that the Agreement be amended; and

         WHEREAS, the Distribution Date (as defined in the Agreement) has not occurred and the penultimate sentence of Section 26(a) of the Agreement is not applicable to this Amendment; and

         WHEREAS, on November 22, 1999 the Board of Directors resolved to amend the Rights Agreement;

         NOW, THEREFORE, the Agreement is amended as follows (terms used and not defined herein have the meanings as defined in the Agreement):

         1. Section 1 (k) of the Agreement is amended in its entirety to read as follows:

                  (k) [Intentionally Omitted]

         2. Section 1 (w) of the Agreement is amended in its entirety to read as follows:

                  (w) [Intentionally Omitted]

         3. Section 11 (a)(ii)(B) of the Agreement is amended by deleting the words "or a Permitted Transaction."

         4. Section 11 (a)(ii)(D) of the Agreement is amended by deleting the words "Continuing Directors" in clause (y) thereof and inserting in lieu thereof the words "directors of the Company."

         5. Section 13(e) of the Agreement is hereby deleted.

         6. Section 23(a)(i) of the Agreement is amended by (a) deleting the proviso in the first sentence thereof in its entirety; (b) deleting subsections
(a)(ii) and (a)(iii) thereof, and (c) renumbering  subsection (a)(iv) thereof as
(a)(ii).


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         7.  Section 26 of the  Agreement  is amended by deleting  (a) the words
"who became such other than pursuant to a Permitted Transaction," (b) the words "who becomes such other than pursuant to a Permitted Transaction," and (c) in its entirety the final proviso of the second sentence of such section.

         8. The form of Rights Certificate set forth as Exhibit B to the Agreement is amended by deleting the following proviso:

                  "provided that with certain exceptions the Corporation shall be entitled so to redeem the Rights only if the Board of Directors consists of a majority of continuing Directors (as such term is defined in the Rights Agreement)."

         9. Except as modified hereby, the Agreement remains in full force and effect.

         10. The provisions of Sections 27, 29, 30, 31, and 33 of the Agreement shall apply to this Amendment as if set forth herein.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.



                     NBT BANCORP INC.



                              By:   /s/ DARYL R. FORSYTHE
                                        --------------------
                                        Daryl R. Forsythe
                              President and Chief Executive Officer




                     AMERICAN STOCK TRANSFER TRUST
                     COMPANY, as Rights Agent



                               By:  /s/ HERBERT J. LEMMER
                                        --------------------
                                        Herbert J. Lemmer
                                        Vice President